Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the EarthLink, Inc. 2011 Equity and Cash Incentive Plan of EarthLink, Inc. of our reports dated March 1, 2011, with respect to the consolidated financial statements of EarthLink, Inc. and the effectiveness of internal control over financial reporting of EarthLink, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 3, 2011